Registration No. 333-59453
                                                  Rule 424 (b) (2)

PRICING SUPPLEMENT No. 27 Dated August 3, 1999 (To Prospectus dated
July 28, 1998)

                         $5,000,000,000

                  HOUSEHOLD FINANCE CORPORATION

                        Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $250,000,000

Price to Public:    100%           Proceeds to HFC:    99.917%

Issue Date:  August 6, 1999

Stated Maturity:  August 6, 2002

Redeemable On or After:  Not Applicable.

Initial Interest Rate:  To be determined on August 4, 1999.

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Plus .375% (+ 37.5 basis points).

Interest Payment Dates:  On the 6th of February, May, August and
     November of each year, commencing November 6, 1999, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:   Barclays Capital, Inc.      --   $100,000,000
         Morgan Stanley Dean Witter  --   $100,000,000
         Warburg Dillon Read LLC     --   $ 50,000,000



Agent's Discount or Commission:  .083%